Exhibit 10.5

CAPTARIS, INC. EXECUTIVE SEVERANCE PAY PLAN

Amended and Restated Effective July 1, 2008

-i-

1. Introduction

Captaris, Inc. (the “Company”) has established the Captaris, Inc. Executive Severance Pay Plan, as set forth herein and as may be amended from time to time (the “Plan”), to provide severance pay and other benefits to certain employees whose employment is terminated involuntarily by the Company without Cause or who terminate their employment with the Company for Good Reason on or after March 15, 2005. The restatement set forth herein is effective as of July 1, 2008 and applies to all amounts that are initially deferred or that become vested under the Plan after June 30, 2008. Amounts that were initially deferred or that became vested on or after March 15, 2005, but prior to June 30, 2008, shall also be governed by this amendment and restatement, modified by the operations of the Plan during such period in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and then applicable IRS guidance (including transition relief).

2. Eligibility

Eligible Employees	The following Company employees are covered by this Plan:

(1)	The Chief Executive Officer;

(2)	The Chief Financial Officer;

(3)	The Chief Legal Officer; and

(4)	Any other employees notified in writing by the Company’s Compensation Committee (the “Compensation Committee”) that they are covered by this plan; provided that such employees must be members of a select group of management or highly compensated employees (as determined by the Compensation Committee in its sole and absolute discretion).

The employees who are covered by this Plan are referred to as “Eligible Employees.” No other employees can become entitled to benefits under this Plan

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Conditions to Receive Benefits	An Eligible Employee will be entitled to benefits under this Plan if all of the following conditions are satisfied:

(1)	The Eligible Employee’s employment is terminated involuntarily by the Company after March 15, 2005 without Cause, or the Eligible Employee terminates from employment with the Company after March 15, 2005 for Good Reason;

(2)	The Eligible Employee executes a release of claims acceptable to the Company (the “Release”) within the time period specified by the Company (but not prior to termination of employment) and does not revoke that Release during the revocation period specified therein (the “Revocation Period”) (such execution and revocation periods not to extend beyond March 15 of the calendar year following the calendar year in which the Eligible Employee’s employment terminates); and

If the Eligible Employee is a party to a Change in Control Agreement with the Company, then the Eligible Employee will be subject to an additional condition. Any such Eligible Employee will only be entitled to benefits under this Plan if all of the preceding conditions are satisfied and the Eligible Employee’s employment terminates prior to a Change in Control, as defined in the Change in Control Agreement between the Eligible Employee and the Company. If there is no Change in Control Agreement between the Eligible Employee and the Company, then this condition does not apply.

Termination for Cause

For purposes of this Plan, “Cause” means any of the following:

(1)	The Eligible Employee’s willful misconduct or dishonesty in the performance of, or the Eligible Employee’s willful failure to perform, any of the Eligible Employee’s material duties or obligations to the Company ;

(2)	The Eligible Employee’s willful injury of the Company, or the Eligible Employee’s breach of fiduciary duty to the Company involving personal profit;

(3)	Conviction of the Eligible Employee of the violation of a state or federal criminal law involving the commission of a crime against the Company or any felony;

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(4)	Habitual or repeated misuse by the Eligible Employee of alcohol or controlled substances that materially impairs the Eligible Employee’s ability to perform any of his or her duties or obligations to the Company;

(5)	Any material or willful violation by the Eligible Employee of any provisions of the Employment Agreement or Employee Intellectual Property Agreement (if any) between the Eligible Employee and the Company; or

(6)	Any past or present act by the Eligible Employee involving moral turpitude adversely affecting the business, goodwill or reputation of the Company, or materially and adversely affecting the Eligible Employee’s ability to effectively represent the Company with the public.

Termination for Good Reason

For purposes of this Plan, “Good Reason” means the occurrence of any of the following, without the Eligible Employee’s consent:

(1)	A material reduction in the Eligible Employee’s authority, duties or responsibilities with respect to the Company; provided that a change in the person or office to which the Eligible Employee reports, without a corresponding reduction in authority, duties and responsibilities will not constitute Good Reason;

(2)	A reduction of at least 5% in the Eligible Employee’s then current base salary or target annual bonus, which reduction is not related to behavior or performance by the Executive that (i) would constitute “Cause” (as defined above), or (ii) is otherwise below reasonable expectations; provided, however, that this paragraph (2) will not apply in any case in which substantially all of the Eligible Employees are subject to substantially similar reductions; or

(3)	A relocation by the Company of the principal location at which the Eligible Employee is required to provide services to any location that is more than 50 miles from the principal location at which the Eligible Employee is providing services as of the later of January 1, 2005 or the Eligible Employee’s date of hire.

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Notwithstanding any provision in this Agreement to the contrary, termination of employment by the Eligible Employee will not be for Good Reason unless (i) the Eligible Employee notifies the Company in writing of the existence of the condition which the Eligible Employee believes constitutes Good Reason within 90 days of the initial existence of such condition (which notice specifically identifies such condition), (ii) the Company fails to remedy such condition within 30 days after the date on which it receives such notice (the “Remedial Period”), and (iii) the Eligible Employee actually terminates employment within 30 days after the expiration of the Remedial Period. If the Eligible Employee terminates employment before the expiration of the Remedial Period, then the Eligible Employee’s termination of employment will not be considered to be for Good Reason. However, the fact that the Company remedies such condition after the expiration of the Remedial Period, but prior to the Eligible Employee’s Date of Termination, shall not prevent the Eligible Employee’s termination of employment from being for Good Reason; provided that the foregoing shall not be construed as a determination that termination under such circumstances constitutes a “separation from service for good reason,” within the meaning of Treasury Regulation Section  1.409A-1(n)(2).

3. Benefits

Amount of Severance Pay	Subject to the other provisions of the Plan, if an Eligible Employee becomes entitled to severance benefits under the Plan, the amount of severance pay to which the Eligible Employee will be entitled will include the Base Salary Component and the Bonus Component, as described below.

Base Salary Component

The Base Salary Component will consist of base salary continuation, payable in the course of the Company’s regularly scheduled payroll and subject to normal withholdings, for a period of time equal to 12 months; provided, that any portion of the Base Salary Component that would not, under the foregoing schedule, be paid to the Eligible Employee by March 15 of the calendar year following the year of termination shall be paid in a lump sum to the Eligible Employee on such March 15 (or if such date is not a business day, then on the last business day immediately preceding such March 15).

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Bonus Component

The Bonus Component is a lump sum payment payable on the date the Eligible Employee becomes entitled to severance benefits under the Plan calculated as the sum of:

(1)	The product of (a) the Eligible Employee’s target annual bonus payable for the fiscal year in which the Eligible Employee’s employment terminates, and (b) a fraction, the numerator of which is the number of days in the current fiscal year through the date on which the Eligible Employee’s employment terminates, and the denominator of which is 365; and

(2)	An amount equal to the Eligible Employee’s target annual bonus payable for the fiscal year in which the Eligible Employee’s employment terminates.

Payment of Severance Following Death	If the Eligible Employee dies before the severance pay to which he or she had become entitled under the Plan has been distributed, such severance pay will be paid to the Eligible Employee’s estate.

Other Benefits	COBRA Premium Payment

If an Eligible Employee becomes entitled to severance pay under the preceding provisions of this Plan, then the Company will pay any COBRA premiums which would otherwise be payable by such Eligible Employee for COBRA continuation coverage under the Company’s group health plans (i.e., medical, dental and vision plans) for whichever of the following periods is the shortest: (i) a period of 12 months, (ii) until such date as the Executive obtains new health insurance coverage, or (iii) until such date as the Executive is no longer entitled to COBRA continuation coverage under the Company’s group health plans. Any such premiums paid by the Company shall be treated as taxable income to the Eligible Employee to the extent necessary to prevent the benefits provided under the Company’s group health plans from being treated as taxable income to the Eligible Employee under Code Section 105(h).

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Life and Disability Insurance

If an Eligible Employee becomes entitled to severance pay under the preceding provisions of this Plan, then the Company will use commercially reasonable efforts to continue the Eligible Employee’s coverage under the Company’s life, short-term and long-term disability insurance plans until such time as the Eligible Employee obtains new life, short-term disability or long-term disability coverage, as applicable, or, if earlier, upon the expiration of 12 months.

If the particular benefit to be continued under the immediately preceding paragraph is insured, then the Company’s obligation to continue such benefit is conditioned on the relevant insurance carrier agreeing to such continuation. The Company will use commercially reasonable efforts to cause the relevant insurance carrier to agree to such continuation.

If an Eligible Employee becomes entitled to severance pay under the preceding provisions of this Plan, and the Company is unable to continue coverage under the Company’s life, short-term and long-term disability insurance plans or if Company otherwise elects not to continue coverage under those plans, then Company will pay the Eligible Employee a lump sum equal to 18 months of the monthly premium (whether paid by the Eligible Employee or the Company) for coverage under the Company’s life, short and long-term disability insurance plans. The Company will make this payment in a lump sum at the time the Eligible Employee becomes entitled to benefits under the Plan.

Withholding	Amounts will be withheld from an Eligible Employee’s severance pay and other benefits under this Plan, as required by law or as authorized by the employee, for any applicable taxes, including income taxes and social security taxes. In addition, the Company may reduce the amount of an Eligible Employee’s severance pay and other benefits by any amounts owed to the Company by the Eligible Employee.

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Failure to Execute Release	If an Eligible Employee whose employment terminates under circumstances that would otherwise entitle him or her to severance benefits under this Plan fails to execute a Release or revokes such Release within his or her Revocation Period, then such employee will not be entitled to any of the benefits described above.

4. How the Plan is Administered

Plan Administration	The Plan is administered by the Plan Administrator. The Compensation Committee is the Plan Administrator.

The principal duty of the Plan Administrator is to see that the Plan is carried out, in accordance with its terms, for the exclusive benefit of the Eligible Employees.

Power and Authority	The Compensation Committee has all power and authority necessary or convenient to administer the Plan, including the exclusive authority and discretion to:

•	construe and interpret the terms and provisions of the Plan and to decide all questions of eligibility for benefits under the Plan.

•	to prescribe procedures to be followed and the forms to be used by employees pursuant to the Plan.

•	to request and receive from all Eligible Employees such information as the Plan Administrator determines is necessary for the proper administration of the Plan.

The Company bears all costs of administering the Plan.

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5. Amendment or Termination of the Plan; Section 409A of the Code

The Company, by action of the Compensation Committee, may amend or terminate the Plan at any time and may also terminate the applicability of this Plan to any Eligible Employee by notifying the Eligible Employee in writing of such termination; provided, however, that no amendment or termination of the Plan or termination of the applicability of this Plan to any Eligible Employee shall affect the payment or provision of any severance benefits to which an Eligible Employee has become entitled prior to such amendment or termination or within one year after the Plan is amended or terminated or the Eligible Employee receives written notification that the Plan is no longer applicable to the Eligible Employee.

The Plan and the payments and other benefits provided hereunder are intended to be exempt from the requirements of Code Section 409A, to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Code Section 409A is applicable to the Plan (and such payments and benefits), the Plan (and such payments and benefits) are intended to comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A. Notwithstanding any other provision of the Plan to the contrary, the Plan shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of the Plan to the contrary, with respect to any payments and benefits under the Plan to which Code Section 409A applies, all references in the Plan to the termination of the Eligible Employee’s employment are intended to mean the Eligible Employee’s “separation from service,” within the meaning of Code Section 409A(a)(2)(A)(i). In addition, if the Eligible Employee is a “specified employee,” within the meaning of Code Section 409A(a)(2)(B)(i), then to the extent necessary to avoid subjecting the Eligible Employee to the imposition of any additional tax under Code Section 409A, amounts that would otherwise be payable under the Plan during the six-month period immediately following the Eligible Employee’s “separation from service,” within the meaning of Code Section 409A(a)(2)(A)(i), shall not be paid to the Eligible Employee during such period, but shall instead be accumulated and paid to the Eligible Employee (or, in the event of the Eligible Employee’s death, the Eligible Employee’s estate) in a lump sum on the first regularly scheduled pay day following the earlier of the date that is six months after the Executive’s separation from service or the Executive’s death. Notwithstanding the foregoing, no provision of the Plan shall be interpreted or construed to transfer any liability for failure to comply with Code Section 409A from the Eligible Employee or any other individual to the Company or any of its affiliates.

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6. Miscellaneous

How the Plan is Funded	The Company pays severance pay from its general assets.

PBGC	Benefits provided by the Plan are not insured by the Federal Pension Benefit Guaranty Corporation (PBGC) under Title IV of ERISA, because the insurance provisions under ERISA are not applicable to the Plan.

7. No Contract of Employment

The Plan is not intended to be, and may not be construed as constituting, a contract or other arrangement between any Eligible Employee and the Company to the effect that any Eligible Employee will be employed for any specific period of time.

8. Claim Procedure

Review of Claims	If an Eligible Employee or, in the case of an Eligible Employee’s death, the Eligible Employee’s estate (either, the “Claimant”) believes that he, she or it is entitled to a benefit under the Plan or to a greater benefit under the Plan than the amount he, she or it has received, then the Claimant (or his, her or its or authorized representative) may file a claim with the Chair of the Compensation Committee (the “Initial Claim Reviewer”). The claim must be in writing and must contain the following information:

1.	The reason for making the claim;

2.	The facts supporting the claim;

3.	The amount claimed; and

4.	The Claimant’s name and address.

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Decision on Claim	The Initial Claim Reviewer will decide and answer any claim in writing, generally within 90 days of receiving it, stating whether the claim has been granted or denied. The Initial Claim Reviewer can extend this 90-day period for another 90 days if it determines that special circumstances require additional time to process the claim. The Initial Claim Reviewer will notify the Claimant or his, her or its authorized representative in writing of any such extension within 90 days of receiving the claim. The notice will included the reason(s) why the extension is necessary and the date by which the Initial Claim Reviewer expects to render its decision on the claim.

If the claim is partially or completely denied, the denial will include:

1.	The specific reason or reasons for the denial;

2.	Reference to the specific Plan provisions on which the denial is based;

3.	A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

4.	A description of the Plan’s claim appeal procedure and the time limits applicable to such procedure, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), following an adverse decision on appeal.

If a Claimant submits a claim in accordance with the procedure described above and does not hear from the Initial Claim Reviewer within 90 days, the Claimant should consider the claim denied.

Appealing a Claim Denial	If the claim is partially or completely denied, the Claimant has the right to ask for a review of the denial. To appeal the claim denial, the Claimant (or his, her or its legal representative) must file a written request for appeal with the Plan Administrator (i.e., the Compensation Committee) within 90 days after receiving the claim denial. This written request for appeal should contain:

1.	A statement of the grounds on which the appeal is based;

2.	Reference to the specific Plan provisions that support the claim;

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3.	The reason(s) or argument(s) why the Claimant feels the claim should be granted and the evidence supporting each reason or argument; and

4.	Any other comments, documents, records or information relating to the claim that the Claimant wishes to submit.

The Claimant (or his, her or its legal representative) will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim. Whether a document, record or other information is relevant to the claim will be determined in accordance with applicable regulations of the U.S. Department of Labor.

Decision on Appeal	The Plan Administrator will decide and answer the appeal in writing, generally within 60 days after receiving the Claimant’s request for appeal. The Plan Administrator can extend this 60-day period for another 60 days if it determines that special circumstances require additional time to process the claim. The Plan Administrator will notify the Claimant (or his, her or its legal representative) in writing of any such extension within 60 days of receiving the appeal. The notice will include the reason(s) why the extension is necessary and the date by which the Plan Administrator expects to render its decision on the claim. In reaching its decision, the Plan Administrator will take into account all of the comments, documents, records and other information that the Claimant submitted, without regard to whether such information was submitted or considered by the Initial Claim Reviewer in its initial denial of the claim.

If the claim is partially or completely denied on appeal, the written notice will include the following:

1.	The specific reason or reasons for the denial;

2.	Reference to the specific Plan provisions on which the denial is based;

3.	A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim; and

4.	A statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

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If a Claimant files an appeal in accordance with the procedure described above and does not hear from the Plan Administrator within 60 days, the Claimant should consider the appeal denied.

Filing Suit	A Claimant must comply with the claim and appeal procedures described above before seeking any other legal recourse (including filing a law suit) regarding claims for benefits. If a Claimant wishes to file a court action after exhausting the foregoing procedures, the Claimant must file such action in a court of competent jurisdiction within 180 days after the date on which the Claimant receives the Plan Administrator’s written denial of the Claimant’s appeal. Court actions may not be commenced after this 180-day period. Any judicial review of the Plan Administrator’s decision on the claim will be limited to whether, in the particular instance, the Plan Administrator abused its discretion. In no event will such judicial review be on a de novo basis, because the Plan Administrator has discretionary authority to determine eligibility for (and the amount of) benefits under the Plan and to construe and interpret the terms and provisions of the Plan.

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